TERMINATION OF POWER OF ATTORNEY

The undersigned, Daniel K. Deighan, hereby fully and forever terminates, effective as of the date set forth below, that certain Power of Attorney, dated February 18, 2003, granted to Roberta S. Matlin and Sandra L. Perion, and filed with the Securities and Exchange Commission as ___________________.

DATED:	December ___, 2004	/s/ Daniel K. Deighan
		Name

		CIK#	1244263

Subscribed and sworn to before	) ) )
me this _____ day of ______		SS

/s/ Suzanne De Vos
Notary Public